UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 4, 2009

MICHAELS STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-09338 (Commission File Number)	75-1943604 (IRS Employer Identification No.)

8000 Bent Branch Drive

Irving, Texas  75063

 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 409-1300

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.              Results of Operations and Financial Condition.

The information contained in this Item 2.02 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  Furthermore, the information contained in this Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

On March 10, 2009, Michaels Stores, Inc. (the “Company”) issued a press release announcing, among other things, its financial results for the fiscal year and fiscal quarter ended January 31, 2009.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On March 4, 2009, Mr. Brian C. Cornell informed the Company that he would be resigning as the Chief Executive Officer of the Company.  Mr. Cornell’s resignation will be effective as of April 2, 2009, on the terms set forth in his employment agreement.

On March 9, 2009, the Company announced that it had appointed Mr. John B. Menzer as the new Chief Executive Officer of the Company.  Mr. Menzer will commence his employment with the Company no later than April 15, 2009.

Prior to joining the Company, Mr. Menzer (age 57) served as Vice Chairman and Chief Administrative Officer of Wal-Mart Stores, Inc. from September 2005 to March 2008, Executive Vice President, President and Chief Executive Officer of Wal-Mart International from June 1999 to September 2005 and Executive Vice President and Chief Financial Officer of Wal-Mart Stores Inc. from September 1995 to June 1999.  Mr. Menzer serves as a director of Emerson Electric Co.

The Company and Mr. Menzer have entered into an employment agreement dated as of the 6th day of March, 2009.  Pursuant to the agreement, Mr. Menzer will receive a base annual salary of $1,000,000, subject to increase by the Board of Directors.  Mr. Menzer will be eligible to earn an annual incentive bonus at a target of 100% of his annual base salary, and a maximum bonus potential of 200% of base salary, based on performance criteria established by the Board of Directors for each fiscal year during his employment.  Upon commencement of employment, Mr. Menzer will receive a restricted stock grant of 1,000,000 shares of Company common stock; 500,000 of such shares will vest conditionally in four installments upon the later of (i) the second through fifth anniversaries of the date of grant and (ii) the date on which the fair market valuation of one (1) share of Company common stock exceeds a certain threshold and 500,000 of such shares will vest pro rata on the second through fifth anniversaries of the date of grant (the vesting of 133,000 shares would accelerate in the event of Mr. Menzer’s death or upon certain events of Mr. Menzer’s termination in the first two years following the date of grant).  Upon commencement of employment, Mr. Menzer will also receive an option to purchase 2,000,000 shares of Company common stock with exercise prices equal to or greater than fair market value on the date of grant. The option shares will vest pro rata on each of the first five anniversaries of the date of grant.

Pursuant to the Agreement, if Mr. Menzer’s employment is terminated by the Company without cause or by Mr. Menzer for good reason, then, for the two year period following the date of termination, he would be entitled to receive a severance benefit equal to (i) his base salary at the rate in effect on the date of termination, (ii) the amount of his annual target bonus for the year of termination and (iii) continued medical benefits.

No arrangement or understanding exists between Mr. Menzer and any other person pursuant to which Mr. Menzer was selected as an officer of the Company.

There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company and Mr. Menzer.  In addition, except for execution of the agreement, since the beginning of the Company’s last fiscal year, there has been no transaction (or series of transactions), and there is no currently proposed transaction (or series of transactions), to which the Company was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Menzer or any member of his immediate family had or will have a direct or indirect material interest.

On March 9, 2009, the Company issued a press release relating to the above matters. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

99.1	Press release issued by Michaels Stores, Inc., dated March 10, 2009, announcing financial results.
99.2	Press release issued by Michaels Stores, Inc., dated March 9, 2009, announcing resignation and appointment.

2

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAELS STORES, INC.

By:	/s/ Elaine D. Crowley
Elaine D. Crowley
Executive Vice President-Chief Financial Officer

Date:  March 10, 2009

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release issued by Michaels Stores, Inc., dated March 10, 2009, announcing financial results.
99.2	Press release issued by Michaels Stores, Inc., dated March 9, 2009, announcing resignation and appointment.